Exhibit 10.4

Change in Control Agreement

THIS CHANGE IN CONTROL AGREEMENT is made by and between Office Depot, Inc., a Delaware corporation (the “Company”), and Neil R. Austrian (the “Executive”) and is dated as of the date signed by the Executive.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions. (a) The “Effective Date” shall mean the first date during a Change in Control Period (as defined in Section 1(b)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change in Control Period” shall mean the period commencing on the date this Agreement is signed by the Executive or the first day following the expiration of an Employment Period, and ending on the next December 31 after such date; provided that, on each such first December 31, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended for one additional year, from year to year unless at least 60 days prior to any Renewal Date, the Company shall give notice to the Executive that the Change in Control Period shall not be so extended, in which case this Agreement shall terminate on such next December 31 (the “Expiration Date”).

(c) An “Exempt Person” shall mean any employee benefit plan of the Company or a subsidiary or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or a subsidiary.

2. For purposes of this Agreement, “CHANGE IN CONTROL” means the occurrence of one of the following events after the date of this Agreement:

(a) if any “person” or “group” as those terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more (the “CIC percentage”) of the combined voting power of the Company’s then outstanding securities; provided, however, that if such Person first obtains the approval of the Board to acquire the CIC percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC percentage ownership of the combined voting power of the Company’s then outstanding securities without having first obtained the approval of the Board; or

(b) if any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities, whether or not the Board shall have first given its approval to such acquisition; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(d) the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the majority of the Company’s Executive Committee, or if no such body then exists, the majority of the Chief Executive Officer, Chief Financial Officer and Presidents (or other heads, regardless of title) of the principal operating units of the Company retain their positions with the Company (disregarding any such executive whose employment terminates for reasons other than due to a termination by the Company without cause or a termination by such executive for good reason) and the Directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(e) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person; or

(f) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding anything herein, for the avoidance of doubt, for purposes of determining whether any Change in Control occurs after the date of this Agreement, any sale or transfer by BC Partners Ltd. (“BC Partners”) or their affiliates of equity interests in the Company (other than a sale occurring together with one or more other shareholders of the Company acting as a group as part of a single transaction) shall be disregarded, and any acquisition or continued holding by BC Partners or their affiliates of equity interests in the Company shall be disregarded for purposes of Section 2(a).

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for each period commencing on an Effective Date and ending on the first anniversary of such date (an “Employment Period”). Such period may be extended in writing by the mutual agreement of the Company and Executive at any time prior to such first anniversary. During an Employment Period, this Agreement shall exclusively govern the terms of the compensation and benefits the Executive shall be entitled to receive notwithstanding any other agreement or arrangement between the parties with respect to the subject matter hereof. Notwithstanding the prior sentence, to the extent the Executive would otherwise be entitled to receive a retention bonus or similar payment (“Retention Payment”) under another agreement with the Company if this Agreement did not otherwise control during the Employment Period, such Retention Payment shall be payable to Executive under the terms of such other agreement in addition to any benefits payable to Executive pursuant to this Agreement. Upon expiration of an Employment Period, a new Change in Control Period shall commence pursuant to Section 1(b); and unless otherwise provided herein, this Agreement does not terminate and remains subject to future Change in Control occurrences. In the event that the Expiration Date occurs prior to the Effective Date for an Employment Period, this Agreement shall terminate as of the Expiration Date; and the Company shall have no further obligations to the Executive hereunder.

4. Terms of Employment. (a) Position and Duties. (i) During an Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During an Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During an Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation. (i) Base Salary. During an Employment Period, the Executive shall receive an annual base salary, including any applicable car allowance (“Annual Base Salary”), which shall be paid in installments in accordance with the Company’s standard payroll practices for salary, at least equal to twelve times the highest monthly base salary and car allowance paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During an Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during an Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s annual bonus plans, or any comparable bonus under any predecessor or successor plan or plans, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year). Notwithstanding the previous sentence, the Executive shall be awarded the Annual Bonus only if the Executive is employed by the Company at the end of the applicable fiscal year ending during an Employment Period. Each such Annual Bonus shall be paid in the fiscal year next following the fiscal year for which the Annual Bonus is awarded, no later than the fifteenth day of the third month of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to the terms of any deferred compensation arrangement maintained by the Company that permits such deferral.

(iii) Incentive, Savings and Retirement Plans. During an Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer Executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During an Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v) Expenses. During an Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Executive incurs the corresponding expense during an Employment Period and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(vi) Fringe Benefits. During an Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Office and Support Staff. During an Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During an Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during an Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during an Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the engaging by the Executive in illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Behavior.

Any act, or failure to act, based upon authority given pursuant to a resolution duty adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Company’s Board of Directors, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsection (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason within the 1 year period following the date of the initial existence of the event or circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in the Executive’s authority, duties or responsibilities with the Company;

(ii) a material failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement;

(iii) a material change in the office or location at which the Company requires the Executive to based during an Employment Period or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or

(iv) any material failure by the Company to comply with and satisfy Section 13(c) of this Agreement;

provided, however, that the Executive will have Good Reason to terminate employment only if (i) the Executive provides notice to the Chief Executive Officer of the Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within 90 days of the initial existence of such event or circumstances, and (ii) the Company does not remedy such event or circumstances within 30 days following receipt of such notice.

(d) Resignation by Executive Without Good Reason or Termination By Company Without Cause. The Executive’s employment may be terminated by the Executive without Good Reason or by the Company without Cause during an Employment Period.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the date on which the definition of “Disability” is first satisfied with respect to the Executive, and (iv) if the Executive is terminated at the request of a third party or otherwise in connection with or in anticipation of a Change in Control as described in the last sentence of Section 1(a), the Date of Termination shall be the date on which the corresponding Change in Control occurs.

6. Obligations of the Company upon Termination. (a) Good Reason; By Company Other Than for Cause. If, during an Employment Period, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason within the 1 year period following the date of the initial existence of the event or circumstances constituting Good Reason:

(i) the Company shall pay to the Executive the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid which shall be paid in accordance with the Company’s standard payroll practices for salary, (2) in lieu of any bonus that might otherwise have been payable to the Executive under the Company’s annual bonus plan(s) for the corresponding bonus period(s) that contain the Date of Termination, the product of: (x) the Executive’s bonus calculated at “target” under the Company’s annual bonus plan(s) for the fiscal year in which the Date of Termination occurs (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (the “Target Annual Bonus”), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 which shall be paid in a lump sum payment, less applicable taxes and other deductions required by law, on the first pay period following the sixty (60) day anniversary of the Date of Termination, and (3) any accrued vacation pay due under the terms of the Company’s vacation policy to the extent not theretofore paid which shall be paid at the time specified in the Company’s vacation policy (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to the product of: (1) two, and (2) the sum of: (x) the Executive’s Annual Base Salary, and (y) the Target Annual Bonus, which shall be paid in a lump sum payment, less applicable taxes and other deductions required by law, on the first pay period following the sixty (60) day anniversary of the Date of Termination;

(ii) the Company shall pay to the Executive the product of: (A) the Company’s monthly COBRA premium in effect on the Date of Termination under the Company’s group health plan for the type of coverage in effect under such plan (e.g., family coverage) for the Executive on the Date of Termination, and (B) 18, which shall be paid in a lump sum payment, less applicable taxes and other deductions required by law, on the first pay period following the sixty (60) day anniversary of the Date of Termination;

(iii) on the first pay period following the sixty (60) day anniversary of the Date of Termination, the Company shall purchase a 24 month executive outplacement services package for the Executive from the provider generally used by the Company for such purposes on the Date of Termination; and

(iv) to the extent not theretofore paid or provided, the Company shall pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies in accordance with the terms of the applicable plan, program, policy, practice, contract or agreement, except as expressly provided otherwise by this Agreement (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

In the event of the Executive’s termination by the Company other than for Cause or a termination by the Executive for Good Reason, the Company shall have no further obligations to the Executive other than as set forth in this Section 6(a).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during an Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of the amounts set forth in Section 6(a)(i)(A) and the provision of Other Benefits.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during an Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the amounts set forth in Section 6(a)(i)(A) and the provision of Other Benefits.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during an Employment Period, this Agreement shall terminate without further obligations to the Executive other than the payment of the amounts set forth in Section 6(a)(i)(A)(1) and (3) and the provision of Other Benefits. If the Executive voluntarily terminates employment during an Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the amounts set forth in Section 6(a)(i)(A)(1) and (3) and the provision of Other Benefits.

(e) Release of Claims and Covenant Not to Sue. Notwithstanding the foregoing, any amounts due under this Section 6 by Company are contingent upon Executive executing a customary release and covenant-not-to-sue agreement (“Release”) in favor of the Company, its officers, directors, employees, agents, parent corporation or subsidiaries, affiliates or divisions, its successors, assigns, beneficiaries, servants, legal representatives, insures and heirs, and delivering such executed Release to the Company and not revoking such Release prior to the expiration of any applicable revocation requirements contained therein (and in any event, no later than sixty (60) days following the Date of Termination); and provided that such requirements are satisfied, the amounts due under this Section 6 shall be payable on the first pay period following the sixty (60) day anniversary of the Date of Termination.

7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 14(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as expressly provided otherwise by this Agreement. Notwithstanding the foregoing, any payments or benefits that the Executive is entitled to receive under this Agreement shall be in lieu of any severance or other termination benefits under any other Company plan, agreement or arrangement. To the extent that the Executive receives other severance or termination payments from the Company pursuant to another plan or arrangement, the amounts payable to the Executive under this Agreement shall be reduced by such amounts in a manner that complies with Section 10 hereunder.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay or reimburse the Executive, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, provided that, the Executive prevails on any substantive issue in such proceeding. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Executive incurs the corresponding expense during the term of this Agreement or the period of two years thereafter and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company. However, in the event the Executive is a “specified employee” on the Executive’s Date of Termination (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of the Executive’s “separation from service”), and to the extent that any portion of such reimbursements or any other payments due to the Executive were triggered by the Executive’s “separation from service,” then to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, such reimbursements or other payments shall be paid no earlier than the date that is six months after the date of such “separation from service” (if the Executive dies after the Executive’s separation from service but before such reimbursements or payments have been made, such reimbursements or payments will be paid to the Executive’s estate in a lump sum without regard to any six-month delay that otherwise applies to specified employees). For purposes of this Agreement, “specified employee” shall be defined as provided in Section 409A(a)(2)(B)(i) of the Code, “specified employee identification date” shall be defined as provided in Treasury Regulation §1.409A-1(i), and “separation from service” shall be defined as provided in Section 409A(a)(2)(A)(i) of the Code.

9. Section 280G. (a) In the event that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

(b) If the determination made pursuant to Section 9(a) results in a reduction of the payments that would otherwise be paid to Executive except for the application of Section 9(a), such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code. Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to Executive or for Executive’s benefit such amounts as are then due to Executive under this Agreement and shall promptly pay or distribute to Executive or for his benefit in the future such amounts as become due to Executive under this Agreement.

10. Code Section 409A. It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and/or any tax penalty that may be imposed under Section 409A of the Code. Executive acknowledges and agrees that the Company has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

11. Non-Competition. (a) Executive acknowledges that in the course of Executive’s employment with the Company, Executive shall become familiar with the Company’s trade secrets and with other Confidential Information (as defined in Section 12) concerning the Company and its subsidiaries and that Executive’s services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, and in consideration of the payments made to Executive hereunder, Executive agrees as follows:

(i) During an Employment Period and, except as provided below, for a period of one year following the Date of Termination of Executive’s employment with the Company (“Restricted Period”), Executive shall not directly, or indirectly through another entity, enter the employ of, or render any services to, or own or have any interest in, manage, control, participate in, consult with, or in any manner engage in any business for any Competitor, as such Competitor’s business exists or is in process on the Date of Termination of Executive’s employment with the Company, within any geographical area in which the Company or any of its subsidiaries engage in such businesses on the Date of Termination of Executive’s employment with the Company. A “Competitor” shall be defined as an office products reseller and specifically excludes a business selling office products and supplies as a minor portion of its business and any business that otherwise would be a direct competitor if the total annual sales of office products and supplies for any such business is less than 10% of such business’ total gross sales;

(ii) During the Restricted Period, Executive will not directly or indirectly through another entity:

(A) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof; or

(B) hire any person who was, at any time during the six-month period prior to the Executive’s Date of Termination, an employee of the Company or any subsidiary at any time during an Employment Period; or

(C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications abut the Company or its subsidiaries).

(iii) Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 11 to be reasonable, if, at the time of enforcement of this Agreement, any court shall hold that the duration, scope or geographical restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that it is their mutual desire and intent that the Company shall be afforded the maximum duration, scope or area reasonable under such circumstances, and each of them hereby requests such court to reform this Agreement so that the maximum duration, scope and geographical restrictions available under applicable law at the time of enforcement of this Agreement shall be substituted by such court for the stated duration, scope or geographical area stated herein and that the court shall be allowed to revise the restrictions contained in this Agreement to such provisions as are deemed reasonable by the court at the time such enforcement is requested.

Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. Confidentiality; Work Product. (a) Confidential Information. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary of the Company (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that: (i) such disclosure is necessary (in Executive’s reasonable judgment) for Executive to discharge Executive’s duties set forth in Section 4(a) of this Agreement during an Employment Period, or (ii) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, disks, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary which Executive may then possess or have under Executive’s control.

(b) Work Product.

(i) Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries (“Work Product”) belong to the Company and/or such subsidiary. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

(ii) Notwithstanding the obligations set forth in Section 11 and this Section 12, after termination of Executive’s employment with the Company, Executive shall be free to use Residuals of the Company’s Confidential Information and Work Product for any purpose, subject only to its obligations with respect to disclosure set forth herein and any copyrights and patents of the Company. The term “Residuals” means information in non-tangible form that may be retained in the unaided memory of Executive derived from the Company’s Confidential Information and Work Product to which Executive has had access during his or her employment with the Company. Executive may not retain or use the documents and other tangible materials containing the Company’s Confidential Information or Work Product after the termination of his or her employment with the Company.

(c) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment. If occurring after the Date of Termination, the Company shall advance to Executive all transportation, lodging, meal, and other reasonable costs incurred by Executive therefore.

(d) The provisions of this Section 12 shall survive the termination of Executive’s employment for any reason.

13. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such assumption occurs by operation of law. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Neil R. Austrian

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

If to the Company:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitations the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. During an Employment Period, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, except as specifically provided otherwise in Section 3.

*     *     *     *     *

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Neil R. Austrian
Executive: Neil R. Austrian

Date: May 23, 2011

OFFICE DEPOT, INC.

By:	/s/ Daisy Vanderlinde
Daisy Vanderlinde
Its: Executive Vice President—Human Resources

Date: May 23, 2011